UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2017 (May 16, 2017)

BTHC X, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52237	20-5456047
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1st Floor, Chapel House 1-3 Chapel Street Guildford, Surrey GU1 3UH England
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +44 (0) 1483 443000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2017, BTHC X, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Michael E. Fasci, Sr., the Company’s Chief Financial Officer and a member of the Company’s board of directors (the “Board”), effective May 16, 2017 (the “Effective Date”).

Pursuant to the Employment Agreement, Mr. Fasci will serve as the Company’s Chief Financial Officer and may be terminated by a vote of at least 66% of the Board. Separately, Mr. Fasci agreed to serve on the Board, irrespective of his employment as the Company’s Chief Financial Officer. He may be removed from the Board by a vote of at least 66% of the Board.

The Employment Agreement provides for a term of two years (the “Initial Term”), subject to renewal for an additional one-year period (the “Renewal Term”) upon approval of the Board. Pursuant to the Employment Agreement, Mr. Fasci will receive an annual base compensation of $70,000 during the Initial Term and an annual base compensation of no less than $70,000 during the Renewal Term, to be determined by the Board. Mr. Fasci will also be entitled to receive an annual bonus equal to one percent of the Company’s EBITDA for such year. Additionally, Mr. Fasci will be entitled to receive (i) a five-year warrant to purchase 87,667 shares of the Company’s common stock at an exercise price of $1.00 per share on the Effective Date, (ii) a warrant to purchase 87,667 shares of the Company’s common stock at an exercise price of $1.00 per share on the first anniversary of the Effective Date and (iii) a warrant to purchase 87,667 shares of common stock at an exercise price of $1.00 per share on the second anniversary of the Effective Date (collectively, the “Warrants”).

In the event that Mr. Fasci’s employment is terminated by the Company for Cause (as defined in the Employment Agreement), by Mr. Fasci without Good Reason (as defined in the Employment Agreement), or as a result of Mr. Fasci’s death, Mr. Fasci will be entitled to receive no further compensation other than any pro-rated base salary due and bonus amounts earned through the termination. All Warrants granted through the termination will remain exercisable.

In the event that Mr. Fasci’s employment is terminated by the Company without Cause, by Mr. Fasci for Good Reason, or due to Disability (as defined in the Employment Agreement), Mr. Fasci will be entitled to receive (i) the base salary through the end of the Initial Term or the Renewal Term, as applicable, (ii) the annual bonus for each year during the Initial Term or the Renewal Term, as applicable, which will be no less than the annual bonus amount earned in the immediately preceding year, and (iii) all three Warrants issuable under the Employment Agreement, exercisable immediately.

In the event that the Company terminates the Employment Agreement without Cause in connection with a Change in Control (as defined in the Employment Agreement) of the Company, then, in addition to the compensations described above, Mr. Fasci will also be entitled to receive (i) an increase of $30,000 in the annual base compensation, and (ii) a gross-up in the annual base compensation to offset any taxes due by Mr. Fasci on any payments received under the Employment Agreement that would result in a “parachute payment” as described in Section 280G of the Internal Revenue Code of 1986, as amended, and (iii) all three Warrants issuable under the Employment Agreement, exercisable immediately.

In addition, Mr. Fasci agreed to non-competition and non-solicitation provisions that extend for a period of two years following the date of termination. Notwithstanding the foregoing, such restrictions shall not apply in the event that (i) the Employment Agreement is terminated by the Company without Cause or by Mr. Fasci with Good Reason or (ii) the Company does not renew the Employment Agreement for the Renewal Term. Mr. Fasci has also agreed to customary terms concerning the protection and confidentiality of company information.

This summary description is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated May 16, 2017, by and between BTHC X, Inc. and Michael E. Fasci, Sr.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2017	BTHC X, Inc.

	By:	/s/ Mark Thompson
	Name:	Mark Thompson
	Title:	President, Chief Executive Officer and Chairman

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